Exhibit 99.1

5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

Wednesday, August 23, 2006

2007 Second-Quarter Earnings Conference Call Transcript

Operator

Good morning. Welcome to the Tech Data Corporation fiscal 2007 second quarter results conference call. [OPERATOR INSTRUCTIONS] Today’s conference is being recorded. If you have any objections, you may disconnect at this time. Now I will turn the meeting over to Mr. Jeff Howells, Executive Vice President and Chief Financial Officer. Sir, you may begin.

Jeff Howells - Tech Data Corporation - CFO, EVP

Good morning. Welcome to Tech Data’s second quarter earnings conference call. Joining me for today’s call are Steve Raymund, Chairman and CEO; Nestor Cano, President, Worldwide Operations; and Ken Lamneck President of the Americas. Before we begin today’s call, we would like to remind the audience that certain matters discussed during today’s call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Please be cautioned that such forward-looking statements are based on the Company’s current expectations and involve a number of risks and uncertainties and actual results could differ materially from such expectations. Risks, uncertainties, and other factors affecting the Company’s business are contained in our filings with the Securities & Exchange Commission, specifically located in the Company’s Form 10-Q filed on June 8, 2006. Please be advice that the statements made during today’s call should be considered to be representative of the expectations of management as of the date of this call. The Company undertakes no duty to update any forward-looking statements to actual results or changes in expectations. In addition, this call is the property of Tech Data and may not be recorded or rebroadcast without specific written permission from the Company.

Many of my comments will reference the supplemental schedules which are available in the Investor Relations section of our website. During today’s call we will discuss certain non-GAAP financial measures. You may obtain additional information on these non-GAAP measures and a reconciliation of these measures to GAAP as well as a copy of today’s earnings release from the Investor Relations section of our website at www.techdata.com. The non-GAAP financial measures for the second quarter of fiscal 2007 exclude a non-cash charge of 136.1 million for the impairment of goodwill associated with the EMEA region, a non-cash charge of 8.4 million to increase the valuation allowance for certain deferred tax assets, 11.2 million in restructuring charges and 1.6 million in consulting costs incurred in the EMEA region. In the prior year second quarter results a non-cash charge of $56.0 million to increase the valuation allowance for certain deferred tax assets, 19.3 million in structuring charges and 2.1 million in consulting costs. Please refer to appendix A of the supplemental schedules or page 8 of today’s press release for the GAAP to non-GAAP reconciliation.

Beginning with slides 1 and 2, worldwide net sales for the second quarter were $4.94 billion, an increase of 2.7% over the prior year second quarter. Sequentially net sales were flat. By geographical region, second quarter net sales in the Americas were $2.48 billion or 50% of that sales representing year-over-year growth of 6.2%, a sequential increase of 5.6%. EMEA net sales were $2.46 billion or 50% of net sales. In U.S. dollars, EMEA sales decreased 0.6 of a percent year-over-year which was a 3.9% decline on a local currency basis. Sequentially EMEA sales were down 5.1% in U.S. dollars and 9.8% in local currency. As noted in our preliminary Q2 review earlier this month net sales in EMEA were affected by difficult market conditions coupled with distractions associated with our restructuring initiatives.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 2 of 14

On slides 3 through 6 we summarize our operating performance for the second quarter and year-to-date. Gross margin was 4.56% of net sales compared to 4.98% of net sales in the prior year second quarter and 4.8% of net sales in the first quarter of this year. The year-over-year decline in gross margin was primarily attributable to the more challenging market environment in EMEA and the internal distractions I noted earlier. Second quarter SG&A expenses were $209.2 million or 4.23% of net sales compared to 207.8 million or 4.31% of net sales in the prior year second quarter. Excluding consulting costs incurred in the EMEA region for both periods, SG&A on a non-GAAP basis totaled 207.6 million or 4.2% of net sales for second quarter of the current fiscal year and 205.7 million or 4.27% of net sales for the prior year second quarter.

As a percentage of net sales, SG&A declined from 4.27% to 4.20% year-over-year primarily due to the cost savings and productivity improvements in the EMEA as the Company realizes the benefits associated with their structuring program. Incremental costs related to the consolidation of facilities and staff to drive sustainable improvement in the EMEA region have partially offset savings generated by the program. On a dollar basis SG&A is higher primarily due to the inclusion of stock-based compensation, additional costs incurred in the Americas as well as a stronger euro currency.

During the second quarter the Company recorded 11.2 million of charges related to our EMEA restructuring program. The Q2 restructuring charges were comprised of $10.3 million related to workforce reductions and 900,000 related to write off of fixed assets and facility consolidations. Since initiating the restructuring program in May of 2005 we recorded a total of $48.6 million in charges. The Company substantially complete with the cost and initiatives related to its restructuring program and expects to complete the remaining task during the third quarter bringing the total program cost to an estimated range of 55 to $57 million slightly above the range provided last quarter. Operating income on a non-GAAP basis for the quarter was $18 million or 0.36% of net sales. This compares to operating income on a non-GAAP basis of $34.2 million or 0.71% of net sales in the same period last year.

Geographically operating income in the Americas was $37.6 million or 1.51% of net sales versus 1.6% of net sales in Q2 last year. The decline is attributable to a general increase in operating expenses in the region. In EMEA on a non-GAAP basis the Company generated an operating loss of $17.9 million or 0.73% of net sales versus an operating loss of 0.13% of net sales in the same quarter last year. As a reminder, stock based compensation expense is not included in the regional segment operating results but is included within the worldwide results. Related to EMEA’s operating performance, the Company completed our view of its goodwill during the second quarter which resulted in an impairment charge of $136.1 million.

Other financial highlights for Q2 include interest expense and other was $9.5 million, the effective tax rate on a non-GAAP basis for Q2 was 96.9% which as noted in our preliminary results is significantly higher than the tax rate of 38% we estimated within our quarterly business outlook. In accordance with FIN 18 quarterly and annual effective tax rates may vary significantly depending on the actual operating results in our various tax jurisdictions. Due to the declining income levels in the EMEA compared to our original expectations, the effective tax rate for the quarter increased significantly. We expect the tax rate to continue to be higher through the second half of fiscal 2007. For the third quarter the effective tax rate could be in excess of 50% depending on levels in our various tax jurisdictions. During the second quarter we also recorded a non-cash charge of $8.4 million to increase the valuation allowance for certain deferred taxed assets. As a result of the operating losses in EMEA. Please note, though, that the underlying net operating loss carry forwards associated with these assets remain [Inaudible] to offset future taxable income when earnings and respective jurisdictions are realized.

Net income on a non-GAAP basis was 295,000 or $0.01 per diluted share based on 55.3 million weighted average diluted shares outstanding. This compares to non-GAAP income of $16.1 million or $0.27 per diluted share for the second quarter of fiscal 2006 which included 700,000 in income from discontinued operations related to the EMEA training business sold during the first quarter of this current fiscal year. Including the goodwill impairment, valuation allowance, restructuring charges, and consulting costs, the Company reported a GAAP net loss of 155.5 million for the second quarter of the current fiscal year.

Turning to the balance sheet, you can look at slide 7 and 8. Receivables totaled $2 billion, the allowance for bad debt was $63 million. DSO was at 36 days. Inventory totaled $1.3 billion. Our days of supply at the end of Q2 was 26 days. Accounts payable was $1.7 billion, days payable outstanding at the end of Q2 was 34 days. The total cash conversion cycle for the quarter was 28 days which represents a reduction of five days over the same period last year. Total debt was 86 million compared to 251 million at the end of the prior year. Funds available for use on our credit facilities totaled 911 million at the end of the quarter. Our equity totaled $1.6 billion, and the total debt to total cap was 5% versus 10% at the end of the first quarter.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 3 of 14

Net receivables sold under the Company’s trade receivable purchase facilities that would otherwise have been outstanding at the end of the second quarter totaled approximately $243 million. Cash provided by operations during the second quarter was 205 million and 323 million year-to-date. The Company continues to enjoy excellent liquidity and financial flexibility with net cash less debt position of 148 — $184 million. Our head count totaled approximately 7,730 full time equivalents at July 31, compared to 8,090 at July 31, last year, a total decline of 360 primarily due to staff reductions in the EMEA as a result of our structuring efforts. Capital expenditures totaled 11.7 million in Q2, and the current plan for fiscal 2007 capital expenditures remains at approximately $50 million.

Second quarter depreciation and amortization expense was approximately $13.4 million. The Company purchased approximately 674,000 shares of common stock during the second quarter at a cost of $25 million, bringing the total shares repurchased under the $200 million share repurchase program to 4.8 million shares at a cost of $175 million.

As noted during the first quarter conference call, we made some changes to the classifications of various products to be more consistent with the way we currently manage the business. We estimate peripherals account for approximately 40% of net sales. Systems approximately 30% of net sales. Networking, 15%, and software approximately 15% of net sales. We have not completely restated prior periods, but we do not believe there was any material change in our product sales by category in the second quarter of fiscal year-to-date. We anticipate using the percentage as our reference for the next several quarters and may begin providing category ranges at the conclusion of the fiscal year. The Company’s second quarter net sales by customer segment continued relatively consistent with the ranges we experienced historically which borrows accounting for 55 to 59% of net sales, direct marketers and retailers 22 to 27% of net sales and corporate resellers, 15 to 20% of net sales. Hewlett-Packard was the only vendor that generated more than 10% of revenue worldwide. In the second quarter HP represented 28% of our net sales compared to 26% in the prior year period.

Turning to the business outlook, the statements that I will make are based on current expectations and the Company’s internal plan. These statements are forward-looking as outlined in the Company’s periodic filings with the Securities & Exchange Commission, actual results may differ materially. The second quarter ending October 31, 2006, the Company anticipates net sales in the range of 5.1 to $5.25 billion. With respect to net income and net income per diluted share, we would not believe it would be appropriate to provide specific guidance primarily due to the challenging environment in the EMEA. Now let me turn the conference over to Steve for a few comments.

Steve Raymund - Tech Data Corporation - Chairman, CEO

Thank you, Jeff. The second quarter proved challenging for Tech Data. Difficult market conditions in EMEA coupled with distractions from our restructuring program and other initiatives slowed our turn around progress. As noted on our preliminary conference call, we anticipated modest year-over-year growth in our EMEA net sales on a local currency basis with some growth in U.S. dollars. While we grew our business in some areas, overall net sales in EMEA declined 4% on a local currency basis.

In U.S. dollars net sales in EMEA declined nearly 1% even with a stronger euro. The shortfall in net sales combined with competitive margin conditions and the disruptions of our restructuring program contributed towards an operating loss in EMEA for the second quarter. We are entering the final quarter of our six-quarter EMEA restructuring program which included staff reductions and the consolidation of office and the logistics facilities. We have made significant progress through the program by reducing our operating costs and enhancing processes as it relates to our SAP program, our SAP program, I’m sorry, front office tasks and sales practices. We continue to evaluate our business in light of the market conditions to ensure we maintain the appropriate cost structure. However, we do not currently anticipate any significant new restructuring efforts in the near future. We will instead focus on driving continuous improvement in EMEA through our Lean, Sigma, and other initiatives.

As Jeff reviewed with you, there were several other unusual items that affected our second quarter results. First, we recorded a higher than anticipated effective tax rate. Second, we recorded an increase in the valuation allowance for certain deferred tax assets related to the decline in EMEA’s operating performance, and, third, we recorded a non-cash charge for the impairment of goodwill relating to the EMEA operations. After a detailed evaluation it was determined that our projected performance in EMEA would not support the goodwill on our balance sheet. The setback in our EMEA performance and the resulting goodwill impairment do not diminish the strength and flexibility of our financial position which remains strong. Our cash flow is healthy, and at the end of the second quarter we had approximately 184 million of net cash on our balance sheet. In addition, since launching our stock repurchase program in March ‘05, we have repurchased over 4.8 million shares underscoring the confidence we have in Tech Data and the industry’s long-term prospects.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 4 of 14

Turning to the Americas region, our operations remained relatively stable supported by a solid management team. We continue to perform well delivering sales growth and operating margin in line with expectations. For the second quarter we grew sales 6% on a year-over-year and sequential basis while we generated an operating margin of 1.51% in a marketplace that remains very competitive. We continue our focus on a more profitable portfolio of business as we leverage the well-established operating structure we have built in the Americas.

As we look ahead to the third quarter, market conditions reflect an environment that remains very competitive in both EMEA and in the Americas. We do, however, anticipate an improvement in our performance as we complete the restructuring program, make progress in stabilizing EMEA, and capitalize on the seasonally stronger second half of the year. With that said, as Jeff noted, we do not believe that it would be prudent to provide specific third quarter net income and EPS targets in a market that remains challenging with limited near-term visibility. As noted in our press release, we have provided a third quarter net sales outlook in the range of 5.1 to 5.25 billion. We anticipate a modest year-over-year decline in EMEA net sales as a result of the market slowdown and our efforts to focus on more profitable business.

In the Americas, we anticipate third quarter net sales growth to be in the mid-single digit range. Also as discussed in the first quarter conference call, we do not anticipate incremental SG&A costs to continue in the EMEA region as we staff for certain improvement projects. These staff members assisted by consulting professionals are leading various projects related to the better utilization of the tools associated with our new SAP system. They are also assisting in our training programs to optimize pricing, sales, and inventory management techniques as well as the implementation of Lean, Sigma, and similar improvement initiatives in EMEA. While it will take longer than originally anticipated to reach an acceptable level of profitability in EMEA, particularly in a market that is less robust than in historical cycles, our efforts to date have been productive, strengthening our foundation for improvement and future advancement.

Before we open it up for questions, allow me to make a brief comment on the search for our new CEO. We have met with many talented individuals over the last eight months, and we have made significant progress in narrowing the slate of candidates. We anticipate having more news on this front in the coming weeks. We’ll now open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS] Our first question comes from Matt Sheerin of Thomas Weisel Partners.

Matt Sheerin - Thomas Weisel Partners - Analyst

Good morning. Just a couple questions on Europe. I know that you’re reluctant to give operating income and EPS guidance, but could you give us a time frame or any sort of goals you have in terms of getting back to profitability in Europe? Is it going to take a couple more quarters, and a second part of that question, what’s the biggest challenge? Is it the internal restructuring and the distractions? Is it the demand environment and then also the HP consolidation program?

Steve Raymund - Tech Data Corporation - Chairman, CEO

Well, I will take a first stab and maybe ask Nestor to chime in. On time frame we’re really specifically shying way from that as reflected in our decision not to offer earnings guidance for the third quarter. That said, we feel like we’re making good progress in a number of operational areas, but difficult for us, especially given where we are in the third quarter with Europe essentially on vacation, provide that line of sight on the tone and direction of business.

In terms of profitability, we’ll see how Q3 pans out in Europe. Q4, though, I would point out is seasonally strong spike of business. We genuinely enjoy if you look back over past year we usually cycle up pretty strongly, and we would expect to experience the same in Europe this fourth quarter, make some decent money in the fourth quarter, but obviously the trick is to make money in the rest of the year as well. That’s what we’re working on.

In terms of challenges, certainly in the second quarter the sudden slowdown caught us completely by surprise in June with some recovery in July. We had hoped for more but wasn’t sufficient obviously, and so that remains I think a question mark as we move into third quarter. We just don’t know which way demand is going to move. The HP thing

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 5 of 14

is behind us in many countries, maybe still in play in a couple of smaller countries, but I wouldn’t site that as a major factor. Certainly a question of our team settling down and focusing on basic execution issues related to purchasing and pricing, customer engagement, product management, and as we mentioned in our earlier comments, we’ve enlisted some help with — to aid us in that regard, and feel like we’re making some decent progress. I don’t know, Nestor, if you have any other color you would like to add.

Nestor Cano - Tech Data Corporation - President, Worldwide Ops.

Thank you, Steve. I think that the good news is that we have the restructuring systems changes and the regionalization, and the warehouse changes behind us, and that help us in to focus on the right things around pricing, sales, procurement, and the major setback has been sales and the lack of enough growth in the marketplace. Just remember that our footprint is basically in western Europe, and that’s where the PC demand has been suffering in Q2, and when the PC demand suffers, then inventories pile, and then they create either inventory costs, or pressure in the margin to sell that inventory, and that has been — altogether goes back to the sale, the lack of sales demand, we think.

Matt Sheerin - Thomas Weisel Partners - Analyst

Okay. Great. Just a quick question just on your balance sheet which is getting stronger quarter after quarter. You have a nice cash position. You talked about the buyback. Could you update us on your buyback program and then other plans to what you plan to do with the cash? Obviously acquisitions probably are attractive out there, but I would assume that you’re just focusing on the restructuring right now.

Jeff Howells - Tech Data Corporation - CFO, EVP

I will answer that. This is Jeff. We have 25 million left on the authorized buyback which totaled $200 million, and we continue or we plan to initiate those purchases as soon as the window opens under our corporate policies. As far as the net cash on our balance sheet, we do still remain throughout the quarter as a borrower, so we manage our balance sheet very tightly day in and day out, but we’re not obsessed with doing anything specific with that cash and looking actually to continue to improve our cash days. As you can see I think the number was five-day improvement on a year-over-year basis. Our team around the world is really focused on the quality of our assets as well as turning them quicker as we entered this year. We indicated to you that we had that in our goals, and we are achieving those.

Matt Sheerin - Thomas Weisel Partners - Analyst

Thanks very much.

Operator

Thank you. Our next question comes from Brian Alexander of Raymond James.

Brian Alexander - Raymond James - Analyst

Thanks. Good morning. Just a little confused by the lack of earnings guidance given some of the things that Nestor just talked about, the restructuring is basically behind you, you’re back to being externally focused, and you’re willing to provide sales guidance, so should we assume that the biggest uncertainty around not providing earnings guidance is really the competitive pricing picture or are there other items either above the line like vendor support fund uncertainty or below the line like the tax rates, Jeff, that you talked about that are preventing you from having confidence in the earnings outlook?

Jeff Howells - Tech Data Corporation - CFO, EVP

I think the answer, Brian, is it is just mainly related to the demand level in Europe which we’ve quantified within our sales range, but how that is going to materialize over the quarter and honestly moving from the operating loss position that we’re in Q2 to our internal forecast for Q3 has quite a few wide ranges as far as what we think we can deliver, and so in our view presenting a range may be — was just not quantifiable with the quality that we would normally put out there, and we would end up discounting that range to such a level where if our operating results improved at the higher end of our expectations, we would in effect significantly beat that range. So if you take the

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 6 of 14

pros and the cons and the estimates and the worldwide diminished operating results as we come out of this situation we’re in, we just felt that providing specific guidance was going to be less valuable than the alternative. Assuming that Europe progresses through Q3, while not making a commitment, I would assume we would have better visibility in Q4 to provide an earnings range once again.

Brian Alexander - Raymond James - Analyst

Okay. Fair enough. Just one follow-up. On the European operating loss, 17.9 million, and obviously going to take a long time to get that region to adequate levels of profitability which I still assume as I think many do 1% minimal acceptable operating margin level which implies about $25 million of operating income per quarter if you kind of look at it as 100 million annualized. I guess the question is, I understand this is a seasonally weak quarter, the July quarter, but historically the margins in the July quarter and Europe have been within 10 to 20 basis points of what you have been able to achieve on a full-year basis. So it doesn’t look like seasonality is a major driver here. So the question is what is it about the profit profile in Europe that you see as getting significantly better over the next year or two that will allow you to achieve those margin levels without having to go through another restructuring program which it seems like you’re confident you don’t have to do that?

Steve Raymund - Tech Data Corporation - Chairman, CEO

Brian, this is Steve. I guess first of all we didn’t in any way, shape, or form attribute the miss in Q2 to any kind of seasonal slowdown. I think we were quite clear in saying that the slowdown was far sharper than anything that we had expected, so it wasn’t business as usual. It is not really even clear at this point why the business slowed down as much as it did. Some people talk about World Cup, particularly in western Europe where our footprint is concentrated, or maybe some other factors. With respect to reaching a healthier or at least adequate operating profit level, yes, we have said that we expect our restructuring plan to be complete by the end of next quarter and we’re probably 85, 90% through it as we sit here, and aren’t contemplating additional moves. We do feel that at this point with these restructurings and other sort of transformational projects behind us that we can generate a lot of snap, a lot of improvement in our operating performance by just focusing on the basics without these distractions. We see that in certain countries where we’re performing well.

Our performance in Europe is not uniformly bad. There are countries where it is quite good, and I think we understand the formula for success in those countries. Now it is a question of replicating those successes across the network, particularly in a couple areas where we’ve had the greatest disruption and biggest setbacks. We’re not going to give you a timetable on when we expect to achieve adequate profitability. We will say, though, that the program we’re driving today we think barring any sort of macro economic changes is the right one, and to the extent we have to fine tune it going forward, we will. At this point we are where we are, and we’re just going to drive these various operational improvement programs and kind of grind it out through operational excellence and execution rather than dramatic restructurings. We think at this point that it would be more harmful than helpful.

Brian Alexander - Raymond James - Analyst

I guess just the last follow-up on that. Steve, would you be willing to qualitatively or quantitatively say from here whether you expect the majority of the margin improvement in Europe to come from gross margin versus OpEx leverage?

Steve Raymund - Tech Data Corporation - Chairman, CEO

Certainly we’re very focused on both of those, and I would — I think there is upside performance available to us in both accounts.

Brian Alexander - Raymond James - Analyst

Okay. Thank you very much.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 7 of 14

Operator

Thank you our next question is from Bernie Mahon of Morgan Stanley.

Bernie Mahon - Morgan Stanley - Analyst

Another question for you on Europe. On the call a few weeks ago you had said — I had asked about the linearity of the quarter in terms of demand, and you had said that June was terrible but then July actually got better. It sounds like August maybe took another lag down. Is that what you’re seeing in you look on a year-over-year basis?

Steve Raymund - Tech Data Corporation - Chairman, CEO

No. We wouldn’t categorize August as taking a step back down. It is really difficult right now I think to reach any kind of conclusions about August or the quarter because we’re just not far enough into it.

Bernie Mahon - Morgan Stanley - Analyst

Okay. And then in terms of North America, sounds like demand there seems pretty steady. Did you see any deterioration there as we went through the quarter or on a year-over-year basis was that a 6% growth probably through the quarter?

Steve Raymund - Tech Data Corporation - Chairman, CEO

I would say if anything the Americas was slightly the reverse of Europe with a slightly weaker start and a stronger finish.

Bernie Mahon - Morgan Stanley - Analyst

Okay. Would you expect margins to deteriorate there in the October quarter or do you think they will stay at about the 1.5% level?

Steve Raymund - Tech Data Corporation - Chairman, CEO

That’s certainly what we’re holding our team accountable to deliver.

Bernie Mahon - Morgan Stanley - Analyst

Okay. That’s helpful. Thanks a lot.

Operator

Thank you. Your next question comes from Jason Gursky of JP Morgan.

Jason Gursky - JP Morgan - Analyst

Good morning, guys, just a quick book keeping one. Jeff, I think you, in your prepared, remarks talked about the tax rate being perhaps in excess of 50% for the third quarter. Assuming that you are able to return to operating profits there in Europe, we expect to see a bit more normalized tax rate for the fourth quarter?

Jeff Howells - Tech Data Corporation - CFO, EVP

That would be true because as Steve said, if we’re hoping for a normal trend which would be an uptick in performance, whatever level that performance is, it would certainly bring our rate down and it could bring it down quite dramatically to a more normal range. Would be in the mid-30’s? More likely that than in the excess of 50’s.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 8 of 14

Jason Gursky - JP Morgan - Analyst

Okay. Great. Then two quick questions for you on Europe. First, do you have any expectations on when the consulting project that you’re currently working on there now might come to an end? And then secondly, I think, Steve, you said in your prepared remarks that you didn’t expect much incremental add to SG&A levels in the immediate term. I was just wondering how you guys are going to handle the demand ramp and the head count ramp in the fourth quarter, whether there is going to be any changes over what you have done in the past and looking out to that spike in demand, how we ought to be thinking about the way you’re going to manage SG&A levels into that fourth quarter?

Steve Raymund - Tech Data Corporation - Chairman, CEO

With respect to consulting, Q3 would be the last quarter we would delineate in a separate line item our consulting costs. If we continue incurring costs from consultants in Q4, it is part and parcel to the normal business and won’t be broken out, so correct me if I’m wrong, Jeff, Q4 and Jeff and I are in different places. We look at each other, I am sorry, on the screen, I am in Canada right now. Q4 there shouldn’t be a difference between GAAP and non-GAAP or any carve-out for consulting costs.

Jeff Howells - Tech Data Corporation - CFO, EVP

That would be true, and then to follow on to Jason’s second question, we would probably expect a slight sequential increase in operating expenses to support that increased volume in Europe. However, our efforts are very focused on variablizing those costs so they are not encumbering the Company as we move through the first couple quarters of next year.

Jason Gursky - JP Morgan - Analyst

Okay. Great. Thanks, guys.

Operator

Thank you. Our next question comes from Ben Radinsky of Bear Stearns.

Ben Radinsky - Bear Stearns - Analyst

Just two quick ones for me. Is the target still for the overall restructuring charge 55 million?

Jeff Howells - Tech Data Corporation - CFO, EVP

55 to 57 million is the number I gave in my prepared remarks.

Ben Radinsky - Bear Stearns - Analyst

Okay. And then the second question is what do you think a normalized gross profit margin is for the quarter excluding all the one-time events in Europe?

Jeff Howells - Tech Data Corporation - CFO, EVP

That would be something that we wouldn’t comment on. There is so many different variables into the result albeit we had a lot of pressure on the components, all of our gross margin, but that’s one of the reasons why we didn’t give specific sequential guidance to help us to evaluate how quickly we can modify those various costs that we incurred which degregate our gross margin whether it be how we manage front-end margin, back-end margin, the opportunities that our vendors give us as we grow sales or adjust those targets that the costs related to customer incentives which put pressure on us depending on if the sales shortfall is in the global customer base versus the customer base that’s still earning incentives and rebates because they’re doing great volume with us. That puts pressure on the gross margin, and as Nestor said, at various times we record things as a inventory cost versus what

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 9 of 14

we would call in our front end or back end margin. Many times that’s just to drive the management of that cost versus whether we really do realistically versus conceptually incur a loss on any product sales, so there are just too many variables for us to give that specificity.

Ben Radinsky - Bear Stearns - Analyst

How about a long-term internal target? Do you guys have any sights that you set for gross margin in the long run? Or do you not want to disclose that?

Jeff Howells - Tech Data Corporation - CFO, EVP

We wouldn’t disclose a percentage. There has been too much change over the last couple years, especially in the European market, and also we’ve got quite a focus on our mix of customers and vendors. One of the reasons why we have mixed emotions about our sales level, especially in Europe is we’re trying to maintain reasonable market share, but we are consciously exiting various customer engagements because the long-term profitability of those relationships are not in line with our expectations. So while we don’t believe we’ve lost significant global market share making such decisions, decisions like that do impact our gross margin.

To further comment on that, if we sell to high volume customers, that may be at a lower gross margin, but the operating margin performance may or may not be at a higher level than we would have achieved from a distant customer set that may have allowed us to earn a higher gross margin, so at the end of the day the operating margin mix is really the most important element.

Ben Radinsky - Bear Stearns - Analyst

Thanks very much.

Operator

Thank you. Your next question is from Andy Hargreaves of Pacific Crest Securities.

Andy Hargreaves - Pacific Crest Securities - Analyst

Hi. The first question is has there been do you think any structural changes in the EMEA market that actually reduces what you think is possible in terms of operating margin from a distributor there?

Steve Raymund - Tech Data Corporation - Chairman, CEO

I am sorry, I missed all of that, Andy. I think you said—.

Andy Hargreaves - Pacific Crest Securities - Analyst

I am trying to see if you think that there has been a fundamental change in the EMEA market over the last year, eighteen months, two years, whatever time frame that actually reduces what you think is possible to extract in terms of operating margin there?

Steve Raymund - Tech Data Corporation - Chairman, CEO

Yes. I wouldn’t site anything specific. I don’t know about — I think certainly it is possible to make decent money in Europe, and we know companies are doing that. Some of them are earning more in the last year than they earned two or three years ago suggesting to me that whatever new challenges that may have emerged in the last couple years not unlike any other markets and industries. Companies need to be pragmatic and adapt their businesses to manage around these obstacles, so I wouldn’t say that there is anything that has appeared in the last couple years that’s fundamentally altered the landscape in a way that would prevent us from performing any better or worse than we might have thought a couple years ago.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 10 of 14

Andy Hargreaves - Pacific Crest Securities - Analyst

Okay. And then my other question is — goes back to working capital management. You guys have done a really good job. It seems like managing your working capital. Do you have a target there in terms of sales or how are you measuring your working capital and is there anything that we can point to to say, yes, they can continue to bring that down or stay flat from here?

Jeff Howells - Tech Data Corporation - CFO, EVP

I will start with that. This is Jeff. We have working capital targets and targets for improvement in each and every one of our countries, and it is a key component of our compensation plans for our local management teams, and the numbers vary dramatically by country, by region, but as we stated early this fiscal year, we wanted to pull I think our number was about 200 million of capital out of the business, and as you can see, year-to-date we have done a very good job at that. And our capital requirement of course will vary, and as we get into the seasonally stronger fourth quarter we’ll consume some capital, but we’re very much on target globally with our objective to pull capital out of the business, and we think — been very methodical, and a specific further reduction target I don’t think we have anything to share.

Andy Hargreaves - Pacific Crest Securities - Analyst

Okay. And then just a quick question on the year-over-year decline in sales that you referenced for EMEA in Q3, can we assume that that’s on a local currency basis?

Jeff Howells - Tech Data Corporation - CFO, EVP

Yes. The local currency decline on a year-over-year basis I believe was 3.9%.

Andy Hargreaves - Pacific Crest Securities - Analyst

You had said you expect a slight decline in sales on a year-over-year basis for Q3?

Jeff Howells - Tech Data Corporation - CFO, EVP

Yes, we do. We do.

Andy Hargreaves - Pacific Crest Securities - Analyst

That’s on a local currency basis, not adjusted?

Jeff Howells - Tech Data Corporation - CFO, EVP

Yes, yes.

Andy Hargreaves - Pacific Crest Securities - Analyst

Thanks a lot.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 11 of 14

Operator

Thank you. Your next question is from David Manthey of Robert W. Baird.

David Manthey - Robert W. Baird - Analyst

Thanks very much. Was wondering in terms of the comment in the press release where you talked about restructuring efforts to date being positive and strengthening the foundation, in broad terms I was hoping maybe you could go through some of the pieces of the business as you think are the strongest today, what sets you up for better results going forward? And then second, in terms of the gross margin being impacted by the restructuring disruption, I am wondering how much of that is a systems issue versus a people issue, and with the new system in place, does that change the dynamic? Is more of the gross margin being controlled by the new system and less of it being just controlled by human beings?

Steve Raymund - Tech Data Corporation - Chairman, CEO

Well, I will start and I think I will lean on Nestor to fill in some of the blanks here. I think your first question related to, or asked about the various initiatives we have been working on in the last few quarters and through this restructuring and so forth, and I guess maybe to grade how we’re doing, and the primary areas I think we’ve touched on in the past involve our purchasing function which is improving in some countries but not enough in others, so still some work to do there. Our customer engagement model, and again we have some variability in our growth rates across Europe depending on how well we’re evolving this side of our business, so in some countries doing much better job in building out our penetration of the VAR marketplace and gaining some market share and providing good service to our customers, in other countries we’re not as far advanced. Then in pricing where the focus is on, of course, both front and back end margins plus other cost of goods, and again we’ve got I think pretty well defined methodologies and teams deployed to assist our countries in adopting and perfecting these methodologies again to varying degrees of maturity across our group. Obviously we’re not where we want to be or our numbers would be a lot better. On the other hand we’re working in a rather different environment and organizational structure than we had a year ago, and we’re seeing some encouraging signs of stability, more so in some countries than others but on balance I feel I guess cautiously encouraged by what we’re seeing.

In terms of managing gross margin, to be sure we have better tools today than we’ve had in the past, that’s part and parcel to this whole effort around pricing in some ways you could refer to a [Inaudible - technical difficulties] given the range of different factors, but at the end of the day no matter how good or bad our tools, managing pricing and margin is a function more of the people than the systems and how we manage that, so systems are different and I would say the challenge there has been bringing everybody up to speed quickly enough to optimize their use of these systems. Internally here — we seem to have lost Nestor. I am not sure on our video conference if he is able to access by phone. Well, I am sorry. Nestor is in Spain. We’re having a technical difficulty. He will probably reconnect, but I hope that David that answers your question sufficiently.

David Manthey - Robert W. Baird - Analyst

Okay. Yes. It sounds — from what you said, you cut out a little bit there, but it sounds like you feel the systems you have in place, they’re new, they’re better, but the main issue right now is getting the people comfortable with those systems and allowing them to focus better on the profitability? Is that correct?

Steve Raymund - Tech Data Corporation - Chairman, CEO

I am sorry I caught only the second part of your statement that the main focus is really on the people and ensuring everybody is up to speed on not only our newer systems we’ve deployed, but also some of the methodologies surrounding those systems, so there is a bit of a training exercise, and — that we’ve undertaken, and we believe that over time people will settle in and gain more confidence and comfort in using these systems more effectively.

David Manthey - Robert W. Baird - Analyst

Thank you.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 12 of 14

Steve Raymund - Tech Data Corporation - Chairman, CEO

Nestor, I don’t know if you have a little bit more to add there.

Nestor Cano - Tech Data Corporation - President, Worldwide Ops.

Yes, I am sorry about that. You I can’t, I got disconnected for probably a minute, and just when I was ready to talk. Sorry for the technology breakdown. I think that we have, when we talk about foundation and we have a system installed all over that allow us to accelerate some power and deployments. Also we have regionalization and a warehouse consolidation and also a procurement consolidation in different regions that should allow us to go ahead with our transformation. We actually have a turn around program in place, quite detailed with a strength and consulting help that helps us in the pricing, in the sales to this and the market into the procurement, into the Lean Sigma and as Steve said, now in the overall training in our TD academy.

It is a program of being sure that the different pilots are successful and they are being rolled out at the right speed, and the speed of the roll outs will be better now that all the people that are in place, they know they have job and they going to stay in the Company than forget than that our reductions have been in some countries quite big. Now that we have the people on board and they know that they stay, it is much easier to do the roll outs. I think that in pricing we are quite advanced, in ESE we are one third — ESE our sales one we are one third on the way on procurement and a lot more to be done I would say.

Operator

Thank you. Our next question is from Richard Gardner of Citigroup.

Richard Gardner - Citigroup - Analyst

Thank you. I know it is a relatively minor issue, but wanted to ask the question anyway. My understanding is that ASP pressure in Europe has also been an issue for you and others based on some inventory clearance pricing by certain vendors in the region, and was just hoping that you could give us an update on where inventory levels are in Europe and whether you feel like that issue is behind you at this point or whether you expect more in coming quarters?

Steve Raymund - Tech Data Corporation - Chairman, CEO

Well, Richard, this is Steve, I will start out but I don’t know if Nestor will have some more to add but first of all we don’t break down our inventories on hand by region. My recollection, though, is that at least compared to the beginning of the year our inventories were down and, Jeff, what was our total days of stock on hand?

Jeff Howells - Tech Data Corporation - CFO, EVP

I am sorry? 25.5.

Steve Raymund - Tech Data Corporation - Chairman, CEO

Yes. 25.5 days which is probably on the low end, frankly, of our range experienced in the last few quarters, so I think our inventories by and large are in good shape. ASP’s indeed — ASP declines have been indeed a challenge for us, and I think for the industry insofar as we have to pedal a lot faster to maintain the same speed, but that’s a separate issue. That’s really more how do we manage our SG&A effectively in an environment like that. It is not really a function per se or doesn’t impact so directly what’s happening with inventory overstocks and liquidations and so forth. Our inventory is, on a macro level is in very good shape. Clearly there is pockets of cleaning that always take place, but I wouldn’t site anything in particular at this point. I don’t know, Nestor if you have anything to add there.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 13 of 14

Richard Gardner - Citigroup - Analyst

I guess before Nestor chimes in I was referring more to industry inventory levels as opposed to your own inventory levels for certain product categories.

Steve Raymund - Tech Data Corporation - Chairman, CEO

Well, yes, that’s not as — anything that I can really comment on because then you’re asking me about the inventory balance sheets of 20 suppliers and 50 ODM or OEM suppliers to them. That’s the whole upstream supply chain, and we don’t have so much direct visibility and track that, frankly, so closely.

Richard Gardner - Citigroup - Analyst

Okay. Well, maybe a follow-up, then. Within Europe could you give us a little bit of detail on the demand environment in terms of whether there are particular pockets of strength or weakness by product category that stand out?

Steve Raymund - Tech Data Corporation - Chairman, CEO

In Europe some of the areas of growth would include consumer, things like LCD TV’s, did pretty well with software over there, believe it or not I think desktop consumer products in Europe happen to be pretty strong and of course notebooks in general across the world continue to grow at, overall at a faster rate than desktop PC’s despite maybe the anomaly of some strong desktop consumer growth over there. That sometimes relates to specific programs that are being run in a particular country. For example, some countries have subsidized consumer PC programs that may take place in one particular quarter causing a spike, and I suspect that’s what was behind that.

Richard Gardner - Citigroup - Analyst

Okay. Thank you.

Operator

Thank you. Our last question was from Richard Gardner of Citigroup. This now concludes the Tech Data Corporation’s fiscal 2007 second quarter results conference call. A replay of the call will be available in about one hour at Tech Data.com. It will remain available until Wednesday, August 30, at 5:00 p.m. Thank you for attending today’s conference call. Have a great day.

2007 Second-Quarter Earnings Conference Call Transcript Wednesday, August 23, 2006	Page 14 of 14

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent, non-recurring or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; dependence on information systems; restructuring activities; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; potential asset impairments resulting from declines in operating performance; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com. All information in this release is as of August 23, 2006. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.